Exhibit 2.1 Agreement and Plan of Reorganization

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”), dated as of the 27th day of May 2008, by and between CMG Holdings, Inc., a Nevada corporation (“CMG”), and Creative Management Group, Inc., a Delaware corporation (“Creative Management”), with reference to the following:

A.
CMG is a Nevada corporation organized in July 2004.  CMG has authorized capital stock of 150,000,000 shares of Common Stock, $0.001 par value per share (“CMG Common Stock”).  Of such shares, 42,400,000 shares of CMG Common Stock are issued and outstanding.

B.
Creative Management is a privately held corporation organized under the laws of Delaware on August 13, 2002.  Creative Management has authorized capital stock of 100,000,000 shares of Common Stock, $0.001 par value per share (“Creative Management Common Stock”).  Of such shares, 22,135,148 shares of Creative Management Common Stock are issued and outstanding.

C.
The respective Boards of Directors of CMG and Creative Management have deemed it advisable and in the best interests of CMG and Creative Management and their respective shareholders that, contingent upon approval by shareholders holding 100% of the outstanding stock of Creative Management, all currently outstanding shares of Creative Management be acquired by CMG, pursuant to the terms and conditions set forth in this Agreement

D.
CMG and Creative Management propose to enter into this Agreement which provides, among other things, that all of the outstanding shares of Creative Management Common Stock be acquired by CMG, in exchange for 22,135,148 shares of CMG Common Stock currently owned by Creative Management and such additional items as more fully described in the Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
THE ACQUISITION

1.01
At the Effective Time (as defined in Section 2.01), subject to the terms and conditions herein, all of the shares of Creative Management Common Stock issued and outstanding immediately prior to the Effective Time shall be acquired by CMG in exchange for 22,135,148 fully paid and nonassessable shares of CMG Common Stock currently owned by Creative Management (the exchange of all shares of Creative Management Common Stock for CMG Common Stock shall constitute the “Exchange”).  The CMG Common Stock shall be issued to the shareholders of Creative Management and/or their nominees in the amounts set forth on a list provided by Creative Management to CMG.

1.02
As of the Effective Time, each outstanding stock certificate that immediately prior to the Effective Time represents shares of Creative Management Common Stock shall be deemed for all purposes to evidence ownership and to represent the number of shares of CMG Common Stock for which such shares of Creative Management Common Stock have been exchanged pursuant to Section 1.01.  The record holder of each outstanding certificate representing shares of Creative Management Common Stock shall, after the Effective Time, be entitled to vote the CMG Common Stock for which such shares of Creative Management Common Stock have been exchanged on any matters on which the holders of the CMG Common Stock are entitled to vote.  After the Effective Time, the holders of certificates evidencing outstanding shares of Creative Management Common Stock immediately prior to the Effective Time shall deliver such certificates of Creative Management Common Stock, duly endorsed so as to make CMG the sole holder thereof, free and clear of all claims, and encumbrances and CMG shall deliver a transmittal letter to the transfer agent of CMG directing the issuance of the CMG Common Stock to the shareholders of Creative Management and/or their nominees.  Any shares of CMG Common Stock issued pursuant to this Agreement will not be transferable except (a) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), or (b) upon receipt by CMG of a written opinion of counsel for the holder reasonably satisfactory to CMG to the effect that the proposed transfer is exempt from the registration requirements of the Act, and relevant state securities laws. Restrictive legends shall be placed on all certificates representing CMG Common Stock issued pursuant to this Agreement, and the shares of CMG Common Stock into which they may be converted, as set forth in Section 11.02.

In the event any certificate for Creative Management Common Stock has been lost, stolen or destroyed, CMG shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of CMG Common Stock as may be required pursuant to this Agreement.

1.03
Following the Effective Time, there will be a total of 42,400,000 shares of CMG Common Stock issued and outstanding.

1.04
Following the Effective Time, Creative Management will be a wholly owned subsidiary of CMG.

ARTICLE 2
THE CLOSING

2.01
Subject to the terms and conditions herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Law Offices of SEC Attorneys LLC, 980 Post Road East, Westport, Connecticut 06880 on or before June 6, 2008 (the “Closing Date”) or at such other place or date and time as may be agreed to in writing by the parties hereto at the earliest practicable time after satisfaction or waiver of the conditions hereof, but in no event later than eighteen (18) days after such conditions have been satisfied or waived (the “Effective Time” or “Effective Date”).

2.02
The following conditions are a part of this Agreement and must be completed on or as of the Closing Date, or such other date specified by the parties:

(a)
Prior to Closing, CMG shall have obtained board and shareholder approval to the extent necessary to (i) consummate the share exchange contemplated by this Agreement, (ii) create an option pool of 5,000,000 shares of Common Stock, and (iii) complete, following Closing, in a manner which is reasonably acceptable to Creative Management, the sale, spin-off or other disposition of its pre-Closing operations, including all assets and liabilities.

(b)
Creative Management shall have obtained the written approval of a majority of its shareholders to the terms of this Agreement and to the completion of the share exchange transaction described herein.

(c)
Creative Management shall have delivered to CMG its financial statements for the period December 31, 2007, which shall have been audited in substantial compliance with generally accepted accounting principles (“GAAP”), and financial statements for the period March 31, 2008,which shall be capable of being audited in accordance with GAAP.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CMG

CMG hereby represents and warrants to Creative Management as follows:

3.01
Organization, Standing and Power.  CMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

3.02
Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of CMG consists of 150,000,000 shares of Common Stock with a par value of USD $0.001 per share, of which 42,400,000 shares are currently issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of CMG approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from CMG at any time, or upon the happening of any stated event, any shares of the capital stock of CMG whether or not presently issued or outstanding.

3.03
Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of CMG which have been delivered to Creative Management are true, correct and complete copies thereof.  The minute book of CMG, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of CMG since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

3.04
Authority.  CMG has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CMG.  No other corporate or shareholder proceedings on the part of CMG are necessary to authorize the Exchange, or the other transactions contemplated hereby.

3.05
Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “violation”) pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of CMG or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CMG which violation would have a material adverse effect on CMG taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to CMG in connection with the execution and delivery of this Agreement by CMG or the consummation by CMG of the transactions contemplated hereby.

3.06
Books and Records.  CMG has made and will make available for inspection by Creative Management upon reasonable request all the books of CMG relating to the business of CMG. Such books of CMG have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to Creative Management by CMG are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

3.07
Compliance with Laws.  CMG is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

3.08
SEC Filings.
CMG filed a Form 10-KSB on February 20, 2008 and filed Form 10-Q on May 7, 2008.  As of the date hereof, CMG is current in its filing obligations.

3.09
Financial Statements.  Copies of CMG’s audited financial statements for the fiscal year ended December 31, 2007 have been delivered to Creative Management.

3.10
Banks.  CMG will deliver to Creative Management a true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which CMG has an account or safe deposit box, and (2) the names and addresses of all signatories.

3.11
Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of CMG, threatened against or affecting CMG which is reasonably likely to have a material adverse effect on CMG, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CMG having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

3.12
Employees.  CMG has no employees or consultant contracts and is not in the process of acquiring any employees or consultant contracts.

3.13
Liens, Leases and Contracts.  CMG has no liens, encumbrances, easements, security interests or similar interests in or on any of its assets.  CMG has no leases (whether of real or personal property) contracts, promissory notes, mortgages, licenses, franchises, or other written agreement to which CMG is a party which involves or can reasonably be expected to involve aggregate future payments or receipts by CMG (whether by the terms of such lease, contract, promissory note, license, franchise or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same) except any of said instruments which terminate or are cancelable without penalty.

3.14
Absence of Undisclosed Liabilities.  CMG has no liabilities of any nature, whether fixed, absolute, contingent or accrued. As of the Effective Time, CMG shall have no assets or liabilities other than those resulting from the acquisition of Creative Management.

3.15
Absence of Changes.  Since March 31, 2008 there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of CMG.

3.16
Tax Matters.  All taxes and other assessments and levies which CMG is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper government authorities or are held by CMG in separate bank accounts for such payment or are represented by depository receipts, and all such withholdings and collections and all other payments due in connection therewith (including, without limitation, employment taxes, both the employee’s and employer’s share) have been paid over to the government or placed in a separate and segregated bank account for such purpose.  There are no known deficiencies in income taxes for any periods and all returns, declarations, reports, estimates and statements required have been filed.  There are no liens or taxes upon any assets of CMG, except taxes not yet due.  Further, the representations and warranties as to absence of undisclosed liabilities contained in Section 3.14 includes any and all tax liabilities of whatsoever kind or nature (including, without limitation, all federal, state, local and foreign income, profit, franchise, sales, use and property taxes) due or to become due, incurred in respect of or measured by CMG income or business prior to the Effective Date.  Copies of CMG’s tax returns for years ending December 31, 2006, and 2007 have been delivered to Creative Management.

3.17
Brokers and Finders.  CMG shall be solely responsible for payment to any broker or finder retained by CMG for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein.

3.18
Subsidiaries.  CMG does not have any subsidiary, or own an ownership interest in any other corporation.

3.19
Valid Issuance of Securities.  The CMG Common Stock, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

3.20
Directors, Officers and Controlling Shareholders.  No director, officer or controlling shareholder of CMG has been subject to a criminal proceeding, bankruptcy, Securities and Exchange Commission or NASD censure in the last five years nor is any such individual under investigation for any of the above.

3.21
Accuracy of Information.  No representation or warranty by CMG contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to Creative Management pursuant hereto or in connection with the transactions contemplated hereby (including without limitation all Schedules and exhibits hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

3.22
Full Disclosure.  The representations and warranties of CMG contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  There is no fact of which CMG has knowledge that has not been disclosed to Creative Management pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a material adverse effect on CMG or Creative Management or materially adversely affect the ability of CMG to consummate in a timely manner the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CREATIVE MANAGEMENT GROUP, INC.

Creative Management hereby represents and warrants to CMG as follows:

4.01
Organization, Standing and Power.  Creative Management is a corporation duly organized, validly existing and in good standing under the laws of THE State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

4.02
Capital Structure.  The authorized capital stock of Creative Management consists of 100,000,000 shares of Common Stock with a par value of USD $0.001 per share, of which 22,135,148 shares are currently issued and outstanding.  All outstanding shares of Creative Management stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer. All of the issued and outstanding shares of Creative Management were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Creative Management at any time, or upon the happening of any stated event, any shares of the capital stock of Creative Management.

4.03
Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Articles of Incorporation and of the other corporate documents of Creative Management which have been delivered to CMG are true, correct and complete copies thereof.  The minute books of Creative Management which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Creative Management since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

4.04
Authority.  Creative Management has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of Creative Management are necessary to authorize the Exchange and the other transactions contemplated hereby.

4.05
Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of Creative Management or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Creative Management or its properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Creative Management in connection with the execution and delivery of this Agreement by Creative Management, or the consummation by Creative Management of the transactions contemplated hereby.

4.06
Financial Statements.  Creative Management will deliver to CMG its financial statements for the period December 31, 2007, which shall be audited in substantial compliance with generally accepted accounting principles (“GAAP”), and financial statements for the period March 31, 2008,which shall be capable of being audited in accordance with GAAP.

4.07
Books and Records.  Creative Management has made and will make available for inspection by CMG upon reasonable request all the books of account, relating to the business of Creative Management.  Such books of account of Creative Management have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to CMG by Creative Management are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

4.08
Banks.  Creative Management has delivered to CMG a true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which CMG has an account or safe deposit box, and (2) the names and addresses of all signatories.

4.09
Compliance with Laws.  Creative Management is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

4.10
Liabilities and Obligations.  Except as otherwise provided herein, Creative Management has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Creative Management’s financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

4.11
Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of Creative Management threatened against or affecting Creative Management, which is reasonably likely to have a material adverse effect on Creative Management, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Creative Management having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

4.12
Taxes.  Creative Management has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all jurisdictions where such filing is required by law; and Creative Management has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. Creative Management knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

4.13
Licenses, Permits; Intellectual Property.  Creative Management owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

4.14
Subsidiary.  Creative Management has no subsidiaries.  The term “subsidiary” shall include corporations, unincorporated associations, partnerships, joint ventures, or similar entities in which CREATIVE MANAGEMENT has an interest, direct or indirect.

4.15
Broker and Finders.  Creative Management shall be solely responsible for payment to any broker or finder retained by Creative Management for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein.

4.16
Directors, Officers and Controlling Shareholders.  No director, officer and controlling shareholder of Creative Management has been subject to a criminal proceeding, bankruptcy, Securities and Exchange Commission or NASD censure, or censure from any other regulatory agency in the last five years nor is any such individual under investigation for any of the above.

4.17
Accuracy of Information.  No representation or warranty by CMG contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to Creative Management pursuant hereto or in connection with the transactions contemplated hereby (including without limitation all Schedules and exhibits hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

4.18
Full Disclosure.  The representations and warranties of Creative Management contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  There is no fact of which Creative Management has knowledge that has not been disclosed to CMG pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a material adverse effect on CMG or Creative Management or materially adversely affect the ability of Creative Management to consummate in a timely manner the transactions contemplated hereby.

ARTICLE 5
CONDUCT AND TRANSACTIONS PRIOR TO THE
EFFECTIVE TIME OF THE ACQUISITION

5.01
Conduct and Transactions of CMG.  During the period from the date hereof to the Effective Date, CMG shall:

(a)
Except as set forth in Section 2.02(d), conduct its operations in the ordinary course of business, including but not limited to, paying all obligations as they mature, complying with all applicable tax laws, filing all tax returns required to be filed and paying all taxes due; and

(b)
Maintain its records and books of account in a manner that fairly and correctly reflects its income, expenses, assets and liabilities.

CMG shall not during such period, except in the ordinary course of business, without the prior written consent of Creative Management:

(c)
Except as otherwise contemplated or required by this Agreement, sell, dispose of or encumber any of its properties or assets;

(d)
Except as set forth in paragraph 5.01(c) above, declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

(e)
Except as set forth in paragraph 5.01(d) above, issue, reissue or sell, or issue capital stock of CMG or options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock;

(f)
Except as otherwise contemplated and required by this Agreement, amend its Certificate of Incorporation or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

(g)
Except as contemplated or required by this Agreement, pay or incur any obligation or liability, direct or contingent, of more than $1,000;

(h)
Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any other party other than to Creative Management;

(i)
Make any material change in its insurance coverage;

(j)
Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees; except in accordance with existing employment contracts;

(k)
Enter into any agreement or make any commitment to any labor union or organization; or

(l)
Make any capital expenditures.

5.02
Conduct and Transactions of Creative Management.  During the period from the date hereof to Effective Date, Creative Management shall:

(a)
Obtain an investment letter from each shareholder of Creative Management in a form substantially like that attached hereto as Exhibit A; and

(b)
Conduct the operations of Creative Management in the ordinary course of business.

Creative Management shall not during such period, except in the ordinary course of business, without the prior written consent of CMG:

(c)
Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

(d)
Issue, reissue or sell, or issue capital stock of Creative Management or options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock; or other securities; or

(e)
Except as otherwise contemplated and required by this Agreement, amend its Certificate of Incorporation or merge or consolidate with or into any other corporation or sell substantially all of its assets or change in any manner the rights of its capital stock or other securities.

ARTICLE 6
RIGHTS OF INSPECTION
6.01
Due Diligence; Access to Information; Confidentiality.

(a)
Between the date hereof and the Closing Date, CMG and Creative Management shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein.  In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluated Material”) relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein.  In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)
CMG and Creative Management agree that each such party will not use the Evaluation Material for any purpose other than in connection with the transactions contemplated hereunder.  Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the transactions contemplated hereunder.  Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its affiliates or Representatives if the Exchange contemplated by this Agreement does not close as contemplated herein.

(c)
In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, such party will give the other party prompt notice of such request so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order.  In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed.

(d)
Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither CMG nor Creative Management nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)
is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or Representatives;

(ii)
was available to such party on a non-confidential basis prior to its disclosure;

(iii)
becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives;

(iv)
developed by such party independently of any disclosure by the other party; or

(v)
is disclosed in compliance with Section 6.01(c).

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws.  If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.02
CMG and Creative Management each agree that money damages would not be sufficient to remedy any breach by the other party of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

ARTICLE 7
CONDITIONS TO CLOSING

7.01
Conditions to Obligations of Creative Management.  The obligation of Creative Management to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by Creative Management.

(a)
Representations and Warranties.  There shall be no information disclosed in the schedules delivered by CMG, which in the opinion of Creative Management, would materially adversely affect the proposed transaction and intent of the parties as set forth in this Agreement.  The representations and warranties of CMG set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

(b)
Performance of Obligations.  CMG shall have in all material respects performed all agreements required to be performed by it under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and CMG shall have complied in all material respects with the course of conduct required by this Agreement.

(c)
Corporate Action.  CMG shall have furnished minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to counsel for Creative Management that CMG has submitted with this Agreement and any other documents required hereby to such parties for approval as provided by applicable law.

(d)
Consents.  Execution Consents necessary for or approval of any party listed on any Schedule delivered by CMG whose consent or approval is required pursuant thereto shall have been obtained.

(e)
Statutory Requirements.  All statutory requirements for the valid consummation by CMG of the transactions contemplated by this Agreement shall have been fulfilled.

(f)
Governmental Approval.  All authorizations, consents, approvals, permits and orders of all federal and state governmental agencies required to be obtained by CMG for consummation of the transactions contemplated by this Agreement shall have been obtained.

(g)
Market Condition.  Up to and including the Closing Date, CMG shall have maintained its listing on the OTC Bulletin Board, without any trading and quotation halts or other notices of deficiency received by or imposed against CMG.

(h)
Changes in Financial Condition of CMG.  There shall not have occurred any material adverse change in the financial condition or in the operations of the business of CMG, except expenditures in furtherance of this Agreement.

(i)
Absence of Pending Litigation.  CMG is not engaged in or threatened with any suit, action, or legal, administrative or other proceedings or governmental investigations pertaining to this Agreement or the consummation of the transactions contemplated hereunder.

(j)
Authorization for Issuance of Stock.  Creative Management shall have received in form and substance satisfactory to counsel for Creative Management a letter instructing and authorizing the transfer agent for the shares of common stock of CMG to issue stock certificates representing ownership of CMG common stock to Creative Management shareholders in accordance with the terms of this Agreement upon surrender by such shareholders of their share certificates representing ownership of shares in Creative Management duly endorsed for transfer, and a letter from said transfer agent acknowledging receipt of the letter of instruction and stating to the effect that the Transfer Agent holds adequate supplies of stock certificates necessary to comply with the letter of instruction and the terms and conditions of this Agreement

(k)
Books and Records.  CMG shall deliver to Creative Management all books and records of CMG.

7.02
Conditions to Obligations of CMG.  The obligation of CMG to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by CMG.

(a)
Representations and Warranties.  There shall be no information disclosed in the schedules delivered by Creative Management, which in the opinion of CMG, would materially adversely affect the proposed transaction and intent of the parties as set forth in this Agreement.  The representations and warranties of Creative Management set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

(b)
Performance of Obligations.  Creative Management shall have in all material respects performed all agreements required to be performed by it under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and Creative Management shall have complied in all respects with the course of conduct required by this Agreement.

(c)
Corporate Action.  Creative Management shall have furnished minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to counsel for CMG that Creative Management has submitted with this Agreement and any other documents required hereby to such parties for approval as provided by applicable law.

(d)
Consents.  Any consents necessary for or approval of any party listed on any Schedule delivered by Creative Management, whose consent or approval is required pursuant thereto, shall have been obtained.

(e)
Financial Statements.  CMG shall have been furnished with audited financial statements of Creative Management including, but not limited to, balance sheets, income statements, statements of stockholders’ equity and statements of cash flows as at and for the period December 31, 2007, which shall have been audited in substantial compliance with generally accepted accounting principles (“GAAP”), and financial statements for the period March 31, 2008,which shall be capable of being audited in accordance with GAAP, and which fairly present the financial condition and results of operations of Creative Management at the dates thereof and for the periods presented.

(f)
Statutory Requirements.  All statutory requirements for the valid consummation by Creative Management of the transactions contemplated by this Agreement shall have been fulfilled.

(g)
Governmental Approval. All authorizations, consents, approvals, permits and orders of all federal and state governmental agencies required to be obtained by Creative Management for consummation of the transactions contemplated by this Agreement shall have been obtained.

(h)
Changes in Financial Condition of Creative Management.  There shall not have occurred any material adverse change in the financial condition or in the operations of the business of Creative Management, except expenditures in furtherance of this Agreement.

(i)
Absence of Pending Litigation.  Creative Management is not engaged in or threatened with any suit, action, or legal, administrative or other proceedings or governmental investigations pertaining to this Agreement or the consummation of the transactions contemplated hereunder.

(j)
Shareholder Approval.  Majority of Creative Management shareholders shall have provided written approval of this Agreement and Plan of Reorganization, shall have provided representations reasonably satisfactory to CMG to the effect that they own their shares of Creative Management free and clear of liens, claims or encumbrances of any kind, have the requisite power and authority to transfer such shares pursuant to and in accordance with the terms of this Agreement and Plan of Reorganization, and have delivered the share certificates representing their ownership of shares in Creative Management to CMG duly endorsed for transfer.

ARTICLE 8
MATTERS SUBSEQUENT TO CLOSING

8.01
Covenant of Further Assurance.  The parties covenant and agree that they shall, from time to time, execute and deliver or cause to be executed and delivered all such further instruments of conveyance, transfer, assignments, receipts and other instruments, and shall take or cause to be taken such further or other actions as the other party or parties to this Agreement may reasonably deem necessary in order to carry out the purposes and intent of this Agreement.

ARTICLE 9
NATURE OF REPRESENTATIONS

9.01
All statements contained in any written certificate, schedule, exhibit or other written instrument delivered by CMG or Creative Management pursuant hereto, or otherwise adopted by CMG, by its written approval, or by Creative Management by its written approval, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by CMG or Creative Management as the case may be. All representations, warranties and agreements made by either party shall survive for the period of the applicable statute of limitations.

ARTICLE 10
INDEMNIFICATION

10.01
Indemnity of Creative Management.  CMG agrees to defend, indemnify and hold harmless Creative Management from and against, and to reimburse Creative Management with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by Creative Management by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by CMG or in any document or certificate delivered by CMG pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

10.02
Indemnity of CMG. Creative Management agrees to defend, indemnify and hold harmless CMG from and against, and to reimburse CMG with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by CMG by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by Creative Management or in any document or certificate delivered by Creative Management pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

10.03
Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article 10.  The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action.  In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

ARTICLE 11
TERMINATION OF AGREEMENT AND
ABANDONMENT OF REORGANIZATION

11.01
Termination.  Anything herein to the contrary notwithstanding, this Agreement and any agreement executed as required hereunder and the acquisition contemplated hereby may be terminated at any time before the Closing as follows:

(a)
By mutual written consent of the Boards of Directors of CMG and Creative Management.

(b)
By the Board of Directors of CMG if any of the conditions set forth in Section 7.02 shall not have been satisfied by the Closing Date.

(c)
By the Board of Directors of Creative Management if any of the conditions set forth in Section 7.01 shall not have been satisfied by the Closing Date.

(d)
By the Board of Directors of Creative Management if this Agreement and Plan of Reorganization is not duly approved by the stockholders of Creative Management following a vote of the stockholders of Creative Management.

(e)
By either of the Boards of Directors of CMG or Creative Management if the Closing Date is not on or before June 6, 2008, or such later date as CMG and Creative Management may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Exchange contemplated by this Agreement by such date shall be due to the action or failure to act of the party seeking to terminate the Agreement in breach of such party’s obligations under this Agreement).

11.02
Termination of Obligations and Waiver of Conditions; Payment of Expenses.  In the event this Agreement and the acquisition are terminated and abandoned pursuant to this Article 10 hereof, this Agreement shall become void and of no force and effect and there shall be no liability on the part of any of the parties hereto, or their respective directors, officers, shareholders or controlling persons to each other.  For the costs and expenses incident to its negotiation and preparation of this Agreement and any of the documents evidencing the transactions contemplated hereby, including fees, expenses and disbursements of counsel, CMG shareholders shall bear the expenses incurred by CMG, and Creative Management shareholders shall bear the expenses incurred by Creative Management.

ARTICLE 12
EXCHANGE OF SHARES

12.01
Exchange of Shares.  At the Effective Time, CMG shall issue a letter to the transfer agent of CMG with a copy of the resolution of the Board of Directors of CMG authorizing and directing the issuance of CMG shares as set forth on a list provided by Creative Management to CMG prior to the Effective Time.

12.02
Restrictions on Shares Issued to Creative Management.  Due to the fact that the offer and sale of the CMG Common Stock being issued in connection with the acquisition have not been registered under the Act by virtue of the exemption provided in Section 4(2) of such Act, such shares of CMG will contain the following legend:

The offer and sale of the shares represented by this certificate have not been registered under the Securities Act of 1933.  The shares have been acquired for investment and may not be sold or offered for sale in the absence of an effective Registration Statement for such offer and sale under the Securities Act of 1933 or an opinion of counsel to the Corporation that such registration is not required.

ARTICLE 13
MISCELLANEOUS

13.01
Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

13.02
Notices.  All notices, requests, demands or other communications hereunder shall be in writing, hand delivered or mailed by certified mail, return receipt required, or by overnight courier, receipt signature required or by facsimile transmission with verification of transmission received by the sender, to each party at the address that follows or at such other place as either party may, by written notice to the other parties hereto, direct:

If to “CMG”:

CMG Holdings, Inc.
590 Madison Avenue, 21st Floor
New York, NY 10022
Attention:  President

with a copy to:

SEC ATTORNEYS, LLC
980 Post Road East
Westport, CT 06880
Attention:  Jerry Gruenbaum, Esq.
Facsimile No.  (203) 226-8645

If to “Creative Management”:

Creative Management Group, Inc.
5601 Biscayne Boulevard
Miami, Florida 33137
Attention:  President

With a copy to:

Michael Vandetty, Esq.
5601 Biscayne Boulevard
Miami, Florida 33137
Facsimile No.  (305) 751-5259

Any such notice, when sent in accordance with the provisions hereof, shall be deemed to have been given and received (a) on the day personally delivered or faxed (with confirmation) or (b) on the second day after the day overnight delivered or (c) on the fifth day following the date mailed.

13.03
Amendment and Waiver.  The parties hereby may, by mutual agreement in writing signed by or on behalf of each party, amend this Agreement in any respect.  Any term or provision of this Agreement may be waived in writing signed by an authorized officer at any time by the party against which such waiver is to be charged, such waiver right shall include, but not be limited to, the right of either party to:

(a)
Extend the time for the performance of any of the obligations of the other;

(b)
Waive any inaccuracies in representations by the other contained in this Agreement or in any document delivered pursuant hereto;

(c)
Waive compliance by the other with any of the covenants contained in this Agreement, and performance of any obligations by the other; and

(d)
Waive the fulfillment of any condition that is precedent to the performance by the party so waiving of any of its obligations under this Agreement.

Any writing on the part of a party relating to such amendment, extension or waiver as provided in this Section 12.04 shall be valid if authorized or ratified by the Board of Directors of such party.

13.04
Remedies not Exclusive.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of any one or more remedies by CMG or Creative Management shall not constitute a waiver of the right to pursue other available remedies.

13.05
Attorneys’ Fees.  In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in ascertaining such party’s rights, in preparing to enforce, or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

13.06
Governing Law; Venue.  Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.  The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in Dade County, Florida, for any lawsuit against either party arising from or related to this Agreement.

13.07
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.08
Benefit.  This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of CMG and Creative Management and its shareholders.

13.09
Entire Agreement.  This Agreement and the Schedules and Exhibits attached hereto, represent the entire agreement of the undersigned regarding the subject matter hereof, and supersedes all prior written or oral understandings or agreements between the parties.

13.10
Captions and Section Headings.  Captions and section headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Executed as of the date first written above.

[Signatures on Next Page]

“CMG”	“Creative Management”

CMG Holdings, Inc.	Creative Management Group, Inc.

By: /s/ James J. Ennis, CFO & Director	By: /s/ Alan Morell, President & Director

[Missing Graphic Reference]

EXHIBIT A

FORM OF INVESTMENT REPRESENTATION STATEMENT

PURCHASER:

ISSUER:
CMG HOLDINGS, INC.

SECURITY:
Common Stock (referred to as “Security”)

QUANTITY:
________ shares

In connection with the share exchange agreement dated May ___, 2008, and my acquisition of the above-listed Securities of the Issuer, I, the Purchaser, represent to the Issuer the following:

(1)
Investment.  I am aware of the Issuer’s business affairs and financial condition.  I am acquiring the Securities for investment for my own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).  These Securities have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends on, among other things, the bona fide nature of the investment intent as expressed herein.  In this connection I understand that, in view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise.  I have no such intention.  I understand that I may not convert these Securities into Shares of the Issuer’s Common Stock for a period of two (2) years following my acquisition thereof.

(2)
Restrictions on Transfer Under the Act.  I further acknowledge and understand that the Securities must be held indefinitely unless they are subsequently registered under the Act or unless an exemption from such registration is available.  Moreover, I understand that the Issuer is under no obligation to register the Securities.  In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or unless the Issuer receives an opinion of counsel reasonably satisfactory to the Issuer that such registration is not required.

(3)
Sales Under Rule 144.  I am aware of the adoption of Rule 144 by the SEC promulgated under the Act, which in substance permits limited public resale of securities acquired in a non- public offering subject to the satisfaction of certain conditions, including: (i) the availability of certain current public information about the Issuer, (ii) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a “ market maker,” and (iv) the amount of securities sold during any three-month period not exceeding specified limitations (generally 1% of the total shares outstanding).

(4)
Limitations on Rule 144.  I further acknowledge and understand that the Issuer, at any time I wish to sell the Securities, may not be satisfying the public information requirement of Rule 144, and, in such case, I would be precluded from selling the Securities under Rule 144 even if the minimum holding period had been satisfied.

(5)
Sales Not Under Rule 144.  I further acknowledge that, if all the requirements of Rule 144 are not met, then Regulation A, or some other registration exemption will be required; and that, although Rule 144 is not exclusive, the staff of the Commission has expressed its opinion (i) that persons proposing to sell private placement securities other than in a registered offering or pursuant to an exemption from registration is available for such offers or sales, and (ii) that such persons and the brokers who participate in the transactions do so at their own risk.

(6)
Stop Transfer Instructions.  I further understand that stop transfer instructions will be in effect with respect to the transfer of the Securities consistent with the above.

(7)
Additional Representations and Warranties.  In addition, I represent and warrant:

(i)
That I have had the opportunity to ask questions of, and receive answers from, the Issuer (or any person acting on its behalf) concerning the Issuer and my proposed investment in the Securities;

(ii)
That I have concluded that I have sufficient information upon which to base my decision to acquire the Securities;

(iii)
That I have made my own determination of the value of the Securities and have not relied upon any statements, representations or warranties of the Issuer regarding the value of the Securities or the business prospects of the Issuer;

(iv)
That I understand that in acquiring the Securities, I am making a highly speculative investment with the knowledge that the Issuer is in the initial stages of development;

(v)
That I am capable of bearing the economic risk and burdens of the investment, the possibility of complete loss of all of the investment, and the possible inability to readily liquidate the investment due to the lack of public market; and

(vi)
That I understand that, in selling and transferring the Securities, the Issuer had relied upon an exemption from the registration requirements of the Act and that, in an attempt to effect compliance with all the conditions of such exemption, the Issuer is relying in good faith upon all of my foregoing representations and warranties.

(8)
Ownership of Creative Management Shares.

With respect to the shares of Creative Management Group, Inc. that I will exchange for the Securities (the “Creative Management Shares”) pursuant to that certain Agreement and Plan of Reorganization dated May 27, 2008 (the “Agreement”), I further represent and warrant that:

(i) I own the Creative Management Shares free and clear of liens, claims or encumbrances of any kind; and

(ii) I have the requisite power and authority to transfer such shares pursuant to and in accordance with the terms of the Agreement.

SIGNATURE OF PURCHASER

Date:

Address: